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                       OREGON METALLURGICAL CORPORATION

                                 EXHIBIT 11.1

                       Earnings per share computation

                                                  YEAR ENDED DECEMBER 31
                                           (in thousands except per share data)

                                                   1994       1993       1992
Loss before change in accounting method           $(2,023)   $(4,098)   $(4,122)
Net loss                                          $(2,023)   $(4,098)   $(4,191)

Weighted average shares outstanding                10,997     10,839     10,754
Weighted shares assumed issued from exercise
  of warrants                                           4        --         --

Shares for EPS calculation                         11,001     10,839     10,754

Loss per share before change in accounting
  method                                          $ (0.18)   $ (0.38)   $ (0.38)
Net loss per share                                $ (0.18)   $ (0.38)   $ (0.39)

Earnings per share computed on both the primary and fully diluted bases are the same.